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                                                                      EXHIBIT 11
                                                                      ----------

                             OCEAN FINANCIAL CORP.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

             FOR THE PERIOD FROM JULY 2, 1996 TO DECEMBER 31, 1996

               (dollars in thousands, except per share amounts)


                                                       For the period from
                                                          July 2, 1996 to
                                                      ----------------------
                                                         December 31, 1996
                                                      ----------------------
Net income (loss)                                          $   (6,612)
                                                            ===========

Weighted average shares outstanding:
 Weighted average shares issued                             9,059,124
 Less: Average shares held by the ESOP                       (671,046)
 Plus: ESOP shares released or committed
  to be released during the fiscal year                        41,799
                                                            -----------
      Weighted average shares outstanding                   8,429,877
                                                            ===========
Earnings (loss) per share                                  $    ( .78)
                                                            ===========